Exhibit 10.43
Portions of this exhibit were omitted and filed separately with the Secretary of the Commission pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such portions are marked by a series of asterisks.
Bioprocessing Services Agreement
     This Bioprocessing Services Agreement dated this 7th day of December, 2006 (the “Effective Date”) is between Neose Technologies, Inc., a Delaware corporation (“Neose”) having its principal place of business at 102 Witmer Road, Horsham, PA, 19044 and Diosynth RTP Inc., a Delaware corporation (“Diosynth”), having its principal place of business at 101 J. Morris Commons Lane, Morrisville, NC 27560, (each a “Party”, collectively, the “Parties”).
Background
     Whereas, Neose desires Diosynth to perform services in accordance with the terms of this Agreement and the Scope (as hereinafter defined) related to the production of the material known as bulk GlycoPEGylated erythropoietin, NE-180 drug substance (“Product”) along with any intermediate bulk erythropoietin (“Intermediate”) and Diosynth desires to perform such services;
     Whereas, Neose and Diosynth executed a Letter Agreement dated September 7, 2006 (“Letter Agreement”) that provided for certain activities relating to the joint development of the Scope (as defined below); and,
     Whereas, the Parties agree that this Agreement shall replace and supersede the provisions of the Letter Agreement, and that upon execution of this Agreement the Letter Agreement shall be of no further effect.
     Now, therefore, in consideration of the mutual covenants and promises contained herein and intending to be legally bound, the Parties agree as follows:
1. Definitions.
1.1	“Agreement” shall mean this Bioprocessing Services Agreement, including the attached Appendices, effective as of the date first written above and any Approved Change Orders effective as of the dates written therein.

1.2	“Approved Change Order” shall mean any Change Order that has been approved, or that is deemed to be approved, pursuant to Section 3.3 of this Agreement.

1.3	“Assumptions” shall mean (i) assumptions that relate to the Program design and objectives, manpower requirements, timing, capital expenditure requirements, if any and other matters relating to the

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completion of the Program as set forth in the Scope, and (ii) the assumption that there will be no changes in Law that affect the Program.

1.4	“Change Order” shall mean either a Process Modification Request, a Scope Modification Request, or a Neose Requested Change Order as the context requires.

1.5	“Claim” shall mean any third party lawsuit, action, claim, demand, assessment or proceeding.

1.6	“Confidential Information” shall mean any information provided by one party to the other party that would be included in the definition of “Information” in the Confidentiality Agreement.

1.7	“Confidentiality Agreement” shall mean that certain Confidentiality Agreement by and between Neose and Diosynth dated July 6, 2004, as amended, a copy of which is attached hereto as Appendix 4 to this Agreement.

1.8	“Diosynth” shall have the meaning set forth in the preamble.

1.9	“Documentation” shall mean materials, documents, information, programs, experimental records, experimental descriptions, data, results, syntheses, and suggestions of any kind and description generated as a result of the performance of the Program wherever located including, but not limited to, within laboratory notebooks. Copies of any of the items listed above shall also be considered to be Documentation.

1.10	“Field” shall mean the research, manufacture, development and commercialization of GlycoPEGylated erythropoietin expressed in ****** cells using a baculovirus expression system.

1.11	“Impasse Notice” shall have the meaning set forth in Section 3.4.1.

1.12	“Impasse Termination” shall have the meaning set forth in Section 3.4.1.

1.13	“Indemnifiable Event” shall mean an event or occurrence that causes a party (to this Agreement or otherwise) to incur Losses and which is indemnified under Section 8.1, 8.2 or 8.3.

1.14	“Indemnified Party” shall mean a party seeking indemnification.

1.15	“Indemnifying Party” shall mean a party other than the Indemnified Party.

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1.16	“Indemnity Claim” shall mean a demand in writing by an Indemnified Party seeking indemnification for a Loss or Losses incurred as a result of an Indemnifiable Event or a potential Loss or Losses as a result of a Claim.

1.17	“Intermediate” shall have the meaning set forth in the Background section.

1.18	“Invention” shall mean any Process Improvement or Product Invention.

1.19	“Irrevocable Commitments” shall mean irrevocable commitments entered into by Diosynth for Process Consumables that cannot be reallocated or applied to other Diosynth operations in the event of the termination of the Program.

1.20	“Law” shall mean any and all federal, state and local laws, regulations, ordinances, rules, judicial and administrative orders, injunctions, decrees or other legal requirements applicable to the Program or the Product or applicable to Neose due to its undertaking of the Program. Law shall include all U.S., EU, and Switzerland current good manufacturing practice regulations.

1.21	“Loss” shall mean any third party loss, claim, damage, liability or expense. Reasonable attorney’s fees, disbursements and other expenses incurred in connection with investigating, preparing, settling and defending any pending or threatened action, claim or proceeding brought by a third party resulting from an Indemnifiable Event, shall also be considered to be Losses for the purposes of indemnification under this Agreement.

1.22	“Neose” shall have the meaning set forth in the preamble.

1.23	“Neose Deliverables” shall mean materials to be provided by Neose pursuant to the Scope including, but not limited to, process and analytical information, technical data, reports, documents as well as information related to cell line, virus stock and banks, process material, Intermediate and Product, and Neose-Supplied Raw Materials as specified in the Scope.

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1.24	“Neose Process” shall mean the process described and delivered by Neose for the production of GlycoPEGylated erythropoietin in ****** cells using a baculovirus expression system, including but not limited to all Neose Deliverables and intellectual property associated with the creation or implementation of such process.

1.25	“Neose Requested Change Order” shall have the meaning set forth in Section 3.2.

1.26	“Neose-Supplied Raw Materials” shall mean ****** which will be supplied to Diosynth from Neose.

1.27	“Non-Owning Party” shall mean the Party who is not an Owning Party in relation to a particular Invention.

1.28	“Owning Party” shall mean Neose in the case of Product Inventions and Diosynth in the case of Process Improvements.

1.29	“Party” or “Parties” shall have the meaning set forth in the preamble.

1.30	“Process Consumables” shall have the meaning set forth in the Scope.

1.31	“Process Modification” shall mean a material change to the Scope or Program that is identified by Diosynth, but which is not necessary for the successful completion of the Program pursuant to the Scope. The definition of Process Modification shall include, but not be limited to, any Process Improvements Diosynth desires to implement during the course of the Program and any changes to analytical methods applied to the Program.

1.32	“Process Improvement” shall mean any idea, invention, discovery, technique, method, process, trade secret or other know-how, whether patentable or not, related to the manufacture of biological compounds and arising out of the conduct by Diosynth of, or as a result Diosynth’s performance of the Program except any process improvement that relates specifically to the Product that is invented by Neose.

1.33	“Process Modification Request” shall mean a written request for a Process Modification sent by Diosynth to Neose.

1.34	“Product Invention” shall mean any idea, invention, discovery, trade secret or other know-how, whether patentable or not, related to (i) the Product and arising out of the conduct of, or as a result of, the Program or (ii) the manufacture of biological materials related specifically to the Product and invented by Neose.

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1.35	“Program” shall mean the services performed by Diosynth under this Agreement.

1.36	“Raw Materials” shall mean any ingredient intended for use in the manufacture of an Intermediate or Product, including those that may not appear in the final formulation and any chemicals used directly or indirectly in the manufacturing process.

1.37	“Scope” shall mean the Program design, information desired, estimated duration of the Program and all other matters pertinent to the completion of the Program as set forth in Appendix 1, as may be amended or modified from time to time by any Approved Change Orders.

1.38	“Scope Modification” shall mean a change to the Scope or Program required as a result of the determination by Diosynth that its ability to complete the Program as originally set forth is materially hindered absent such change, including as a result of a change in Assumptions.

1.39	“Scope Modification Request” shall mean a written request for a Scope Modification sent by Diosynth to Neose.

1.40	“******” shall mean ******.

1.41	“Work Output” shall mean all documentation, reports or technical summaries, Intermediate, Product and samples provided or generated by Diosynth pursuant to the Scope.
2. Scope of Work and Performance of the Program.
2.1	Diosynth will perform the Program for Neose in accordance with the terms and conditions of this Agreement, the Scope (attached as Appendix 1) and the Quality Agreement (attached as Appendix 2). Terms defined in the terms and conditions of this Agreement shall have the same meaning when used in the Scope or Quality Agreement. In the event of any conflict among the components of this Agreement, the following order of precedence shall apply:
2.1.1	the terms and conditions of this Agreement;

2.1.2	the Quality Agreement (except capitalized terms defined in the Quality Agreement shall have such meanings as assigned in the Quality Agreement); and

2.1.3	the Scope.

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2.2	Diosynth shall use commercially reasonable efforts to dedicate adequate resources to the performance of the Program as set forth in the Scope.

2.3	Neose shall use commercially reasonable efforts to perform its obligations as set forth in the Scope and Quality Agreement and shall cooperate with the execution of the Program.

2.4	As further set forth in the Scope, Neose will timely provide Diosynth with Neose Deliverables (as defined in the Scope). Failure by Neose to provide Neose Deliverables within the timeframe set forth in the Scope to execute the program without delay may result at Diosynth’s reasonable discretion in additional charges to Neose and a delay in meeting Program objectives.

2.5	Diosynth will perform the Program in compliance in all material respects with applicable Law (including, but not limited to, those regulations of the FDA, the EMEA and Swissmedic applicable to the manufacture of biological materials as therapeutic compounds for use in human beings). Diosynth shall prevent any debarred persons from participating in the Program.

2.6	Neose acknowledges that Diosynth has consulted with Neose in designing the Program in a manner consistent with current U.S. regulatory guidelines. Notwithstanding the foregoing, Diosynth does not warrant that the Program and/or the Program results will satisfy the requirements of any regulatory agencies at the time of submission of Program results to such agencies. Neose shall have responsibility for determining regulatory strategy and for all regulatory decisions except for those matters that Diosynth, in its sole discretion, deems contrary to regulatory requirements or commitments made by Diosynth to regulatory authorities.

2.7	Neose shall have the right to audit Diosynth’s facilities in accordance with the terms of the Quality Agreement and in accordance with the Standard Operating Procedure entitled “Requirements for Facility Access by Client Representations”, a copy of which has been provided to Neose (the “Facility Access SOP”). Neose shall also have the right to otherwise visit Diosynth’s facilities in accordance with the Facility Access SOP. Further, Neose shall have the right to additional audits, agreed by Diosynth, which shall be arranged and compensated via a Change Order.
3.	Change Orders.
3.1	Change Order Requests by Diosynth. If Diosynth identifies a Scope Modification or a Process Modification, Diosynth shall notify Neose as

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soon as is reasonably possible. Diosynth shall thereafter provide Neose’s Alliance Manager or designee with a Change Order as soon as it is reasonably possible, but in no event more than ten business days following the identification of the requested Scope Modification or Process Modification. Neose, through its Alliance Manager or designee, shall respond in writing to any Change Order within five business days after receipt of such Change Order indicating whether or not it approves the proposed Change Order.

3.2	Change Order Request by Neose. If Neose requests any commercially reasonable modifications of the Scope activities during performance of the Program, Neose shall notify Diosynth in writing of such request. Diosynth shall use commercially reasonable efforts to accommodate Neose’s request through a Change Order (a “Neose Requested Change Order”). In the event that Diosynth believes such request can be accommodated based on Diosynth’s then existing resources and capacity, Diosynth shall draft a Change Order as soon as reasonably possible but in no event more than 10 business days after receipt of the request from Neose. Neose, through its Alliance Manager or designee, shall respond in writing to any such Change Order within five business days after receipt of such Change Order indicating whether or not it approves the proposed Change Order.

3.3	Approved Change Orders. If a Change Order is approved, Diosynth shall work on the Program as modified by the Approved Change Order and the Approved Change Order shall serve as an amendment to this Agreement with respect to any other obligations of the Parties modified by the Approved Change Order.

3.4	Unapproved Change Orders.
3.4.1	Scope Modification Requests. If the Change Order proposed pursuant to Section 3.1 is a Scope Modification Request and Neose does not approve such Change Order, Neose and Diosynth shall negotiate in good faith to agree on a Change Order that is mutually acceptable. If the Parties cannot agree on a mutually acceptable Change Order within 30 days after the issuance of the initial Change Order and it would not be commercially reasonable for Diosynth to continue the Program without the requested Scope Modification, then Diosynth shall deliver to Neose a written notice of its inability to perform in the absence of the requested Scope Modification (an “Impasse Notice”). If Neose does not give notice to Diosynth of its approval of such Change Order on or before the tenth day following Neose’s

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receipt of an Impasse Notice, this Agreement shall automatically terminate (an “Impasse Termination”).

3.4.2	Process Modification Requests and Neose Requested Change Orders. If the Change Order proposed pursuant to Section 3.1 is a Process Modification Request or if the Change Order is a Neose Requested Change Order and Neose does not approve such Change Order, Diosynth shall continue the work on the Program without regard to the unapproved Change Order.
3.5	To the extent possible, Diosynth shall continue work on the Program without regard to any proposed Change Order during the course of any negotiations or waiting periods pursuant to this Section 3, provided that Diosynth will not enter into any Irrevocable Commitments during negotiations by the Parties pursuant to Section 3.4.1 without the prior consent of Neose.

3.6	In the event of an Impasse Termination, this Agreement shall terminate immediately, and the parties shall have no further obligation to each other except as set forth in this Section 3 and Section 14. The foregoing notwithstanding, Neose shall have no obligation to Diosynth with regard to Section 14.5 if the Impasse Termination is the result of:
3.6.1	a Change Order initiated by Diosynth in bad faith;

3.6.2	an Impasse Notice initiated by Diosynth in bad faith;

3.6.3	Diosynth’s failure to negotiate the terms of any Change Order in good faith;

3.6.4	Diosynth’s bad faith in negotiating any Change Order;

3.6.5	the inclusion of commercially unreasonable terms in any Change Order.
4. Compensation.
4.1	Neose shall make payments to Diosynth in such amounts as are set forth in the “Program Price and Payment Schedule” attached hereto as Appendix 3. In addition, Neose shall make payments to Diosynth for Process Consumables and Raw Materials purchased by Diosynth for this program in the amounts set forth in Section 4.3 below.

4.2	Neose shall supply Diosynth with Neose-Supplied Raw Materials required for implementation of the Program.

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4.3	Process Consumables and Raw Materials purchased for the Program will be invoiced separately as such costs are incurred by Diosynth. Neose agrees to pay Diosynth’s purchase price for the Process Consumables and Raw Materials purchased for the Program plus a fee equal to ****** of such purchase price.

4.4	Invoices related to Process Consumables and Raw Materials purchased by Diosynth shall be issued after Diosynth takes possession of the Process Consumables and/or Raw Materials purchased and shall include an accounting, in reasonable detail, of such Process Consumables and Raw Materials and their intended use.

4.5	Payments are due 30 days from the date of any invoice issued by Diosynth unless the payment set forth in the invoice is subject to a good faith dispute. In the event that Neose has a good faith basis for disputing a particular invoice, Neose shall notify Diosynth immediately and payment shall not be due until 15 days after resolution of the dispute. Except for those invoices that are the subject of a good faith dispute, failure to pay an invoice within 90 days from the date of invoice shall, for the purposes of Section 14.4, constitute a default of a material obligation of Neose.

4.6	Late payments are subject to an interest charge of ****** per month.

4.7	Diosynth has allocated resources to the Program that may be difficult or impractical to reallocate to other programs in the event of a delay attributable to Neose. In recognition of this, Neose agrees to pay the amounts set forth in and in accordance with the estimated dates set forth in Program Price and Payment Schedule during such delay. Such amounts shall apply to completion of any components of the Program that are delayed. In addition to the payment of the amounts set forth in the Program Price and Payment Schedule, Neose and Diosynth shall negotiate a Change Order to compensate Diosynth for any idled personnel or capacity not reallocated. Diosynth shall use commercially reasonable efforts to mitigate its losses by moving forward existing programs or securing new programs to minimize idled personnel and capacity.
5.	Confidential Information. All Confidential Information will be governed by, and subject to, the terms and conditions of Confidentiality Agreement. Attached to this document as Appendix 4. If the Confidentiality Agreement should expire or is terminated prior to the expiration or termination of this Agreement, the terms and conditions of the Confidentiality Agreement shall automatically be incorporated herein by reference effective upon such expiration or termination of the Confidentiality Agreement.

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6.	Work Output
6.1	All Work Output documents, reports or technical summaries and other cGMP documentation will be prepared using Diosynth’s standard format(s) unless otherwise specified in the Scope.

6.2	Diosynth agrees to grant and hereby grants to Neose an exclusive, worldwide, perpetual, non-revocable, fully-paid, royalty-free license to use the reports with the right to sublicense for uses reasonably related to Neose’s business.

6.3	Neose will be supplied with copies of all Work Output documents, reports or technical summaries, all other documentation generated as a result of the Program as set forth in the Scope or Quality Agreement and all other items generated by Diosynth as a result of the Program and reasonably requested by Neose. Unless instructed by Neose to destroy or return all Work Output, all Work Output will be archived by Diosynth for a period of five years following completion of the Program. Five years after completion of the Program, Work Output will be destroyed at Neose’s cost, or, at Neose’s request and expense, sent to Neose. Neose may elect to have the Work Output retained in the Diosynth archives for an additional period of time not to exceed an additional five years at a cost to Neose. Notwithstanding the foregoing, if required by Law, Diosynth will retain such Work Output, without charge to Neose, for such a period as is required by the applicable Law (which period may be more than 10 years). In addition, Diosynth may retain one copy of documentation for archival purposes.
7.	Intellectual Property.
7.1	The Neose Process, Work Output, Neose Deliverables, all other documentation generated as a result of the Program as set forth in the Scope or Quality Agreement and all other Documentation generated by Diosynth as a result of the Program and any Documentation that has been provided by Neose shall be the sole and exclusive property of Neose. Nothing contained herein shall constitute the grant of a license to Diosynth for any use of the Neose Process, Work Output and Neose Deliverables other than such uses as are necessary to allow Diosynth to complete the Program.

7.2	Product Inventions.
7.2.1	All Product Inventions shall be the sole and exclusive property of Neose, and Diosynth hereby assigns and agrees to take all action necessary to assign or cause to be assigned all rights thereto to Neose. Diosynth shall notify Neose of the discovery of any

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Product Invention as promptly as possible, but in no event later than within 30 days following such discovery.

7.2.2	In consideration of the foregoing, Neose agrees to grant to Diosynth a non-exclusive, non-assignable, royalty-free license, without right to sublicense, to any of the Product Inventions necessary for the completion of the Program for the term of this Agreement.
7.3	Process Improvements.
7.3.1	All Process Improvements shall be the sole and exclusive property of Diosynth. Diosynth shall notify Neose of the discovery of any Process Improvement as promptly as possible, but in no event later than within 30 days following such discovery.

7.3.2	In consideration of the foregoing, for each Process Improvement, Diosynth agrees to grant and hereby grants to Neose an exclusive, worldwide, perpetual, non-revocable, fully-paid, royalty-free license to use such Process Improvements, with the right to sublicense, in the Field. Diosynth agrees to grant and hereby grants to Neose a non-exclusive, worldwide, perpetual, non-revocable, fully-paid, royalty-free license to use such Process Improvements outside the Field, solely for research purposes. Upon Neose’s request, Diosynth agrees to grant to Neose a non-exclusive, worldwide, license to use such Process Improvements outside the Field for clinical development and commercialization purposes, on commercially reasonable financial terms to be negotiated in good faith.

7.3.3	Diosynth may not abandon any Process Improvement without notifying Neose in writing of the decision to do so and giving Neose the exclusive right to assume ownership of such Process Improvement for a period of 90 days following Neose’s receipt of such notice.
7.4	For each Invention, the Owning Party shall be responsible for and shall have sole control over the preparation and prosecution of all patent applications (including, without limitation, all substitutions, divisionals, reissues, reexaminations, continuations, continuations-in-part, inventors’ certificates, renewals, extensions of additions to any such patent or patent application, and all foreign counterparts thereof) that claim priority to any of the patent applications or patents of Invention and the maintenance of all such patent applications, patents and equivalents in the United States and in any foreign country related to the Invention.

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The Non-Owning Party shall cooperate, and shall use all reasonable efforts to cause its affiliates, officers, directors and employees to cooperate, with the Owning Party in taking all steps which the Owning Party believes necessary or desirable to secure its rights in and to the Invention, at the expense of the Owning Party. Furthermore, the Non-Owning Party shall provide access to, or copies of, any of the items listed in Section 7.1 which the Owning Party believes necessary or desirable to secure its rights in and to the Invention.
8.	Indemnification.
8.1	Each Party shall indemnify the other and its affiliates, officers, directors and employees from any Loss as a result of Indemnifying Party’s negligence, gross negligence, intentional misconduct or inaction (including violation or non-performance of this Agreement).

8.2	Neose shall indemnify Diosynth and its affiliates, officers, directors and employees from any Loss arising from (i) Neose’s breach of any of its representations and warranties set forth in Section 12; and (ii) the infringement, or alleged infringement, of the intellectual property rights of a third party resulting from the use by Diosynth in accordance with the Scope, of the Neose Deliverables, the Neose Process, Intermediate, or the Product as described or delivered by Neose for application to the Program; and (iii) personal injury or other Losses caused directly or indirectly by Neose or by the proper use by Diosynth of the Neose Deliverables, Neose-Supplied Raw Materials, Intermediate, Product or the Neose Process.

8.3	Diosynth shall indemnify Neose and its affiliates, officers, directors and employees from any Loss arising from Diosynth’s breach of any of its representations and warranties set forth in Section 12.

8.4	If any Claim for which an Indemnified Party is seeking indemnification pursuant to this Section 8 arises in whole or in part from the Indemnified Party’s negligence, gross negligence or intentional misconduct or inaction, then the amount of such Loss shall be reduced by an amount in proportion to the percentage of the Indemnified Party’s responsibilities for such Loss.

8.5	Upon receipt of notice of any Claim from a third party which may give rise to a right of indemnification pursuant to this Section 8, the Indemnified Party shall make an Indemnity Claim. Any delay or failure to give notice shall not discharge the duty of the Indemnifying Party to indemnify except to the extent it is prejudiced by such delay or failure. Such Claim for indemnity shall indicate the nature of the Claim and the basis therefor.

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8.6	Promptly after an Indemnity Claim is made the Indemnified Party shall permit the Indemnifying Party, at its option and expense, to assume the complete defense of the underlying Claim, provided that (i) the Indemnified Party will have the right to participate in the defense of any such Claim at its own cost and expense, (ii) the Indemnifying Party will conduct the defense of any such Claim with due regard for the business interests and potential related liabilities of the Indemnified Party, (iii) the Indemnifying Party will consult with the Indemnified Party prior consenting to the entry of any judgment or entry into any settlement of such Claim and (iv) the Indemnifying Party will obtain the written consent of the Indemnified Party prior to consenting to the entry of any judgment or entry into any settlement of such Claim that does not include as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect thereof. After notice to the Indemnified Party of the Indemnifying Party’s election to assume the defense of such Claim, the Indemnifying Party shall be liable to the Indemnified Party for such legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof at the request of the Indemnifying Party. The Indemnified Party shall have complete control over the defense of any Claim that the Indemnifying Party does not elect to assume control of the defense.

8.7	Section 8.6 notwithstanding, the Indemnified Party shall have the right, at its election, to release and hold harmless the Indemnifying Party from its obligations under this Section 8 with respect to a Claim underlying an Indemnity Claim and assume the complete defense of such Claim in return for payment by the Indemnifying Party to the Indemnified Party of the amount of the Indemnifying Party’s settlement offer.
9.	Insurance.
9.1	Prior to commencement of any work under this Agreement, Diosynth shall, at its sole expense, maintain the following insurance on its own behalf, with insurance companies having an A. M. Best Rating of “A-, VII” or better and furnish to Neose, certificates of insurance evidencing same and reflecting the effective date of such coverage as follows:
9.1.1	Workers Compensation (Statutory Benefits) and Employers Liability in the state in which the work is to be performed and elsewhere as may be required and shall include coverage for:

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(a)	Bodily injury by accident: ****** per accident;

(b)	Bodily injury by disease: ****** per occurrence; and

(c)	Employee bodily injury by disease: ****** policy limit.
9.1.2	Commercial General Liability (including premises operations, products/completed operations and modified professional liability) with the following limits:
(a)	Each occurrence: ******;

(b)	General aggregate: ******;

(c)	Product completed operations aggregate: ******; and

(d)	Personal & advertising injury: ******.
The policy or a specific coverage within the policy may be on a claims made policy form and must be kept in force at least 2 years following the termination of this agreement.
9.1.3	Commercial Automobile Liability for all owned, hired and non-owned vehicles with a per accident limit of ******.
The amount of insurance required above shall not be construed to be a limitation of the liability on the part of Diosynth. The policies will not be cancelled, materially changed or non-renewed without at least 30 days advance written notice to Neose.

9.2	Neose shall secure and maintain in full force and effect throughout the performance of the Program a policy of insurance for general liability and product liability having policy limits, deductibles and other terms appropriate to the conduct of Neose’s business in Neose’s reasonable judgment.
10.	Limitation of Warranty.
10.1	Not withstanding anything herein to the contrary, under no circumstances shall either party, or their respective affiliates, officers, directors, employees or other representatives, be entitled to incidental, indirect, consequential or special damages arising in connection with the default or breach of any obligation of the other party under this agreement, the scope or any documents or appendices related thereto. Diosynth’s maximum liability for damages in connection with a claim

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related to this Agreement (other than the Claim of a third party for which Diosynth is responsible for pursuant to Section 8.3), regardless of the cause of action, will not exceed the fees paid and/or due hereunder. Diosynth’s maximum liability for a Claim of a third party for which Diosynth is responsible for pursuant to Section 8.3 shall not exceed ******.

10.2	Except as expressly stated herein, neither party provides to the other party hereto any warranties, express or implied, with respect to the materials and services provided hereunder, and all such warranties, express or implied, including without limitation any implied warranties of merchantability or fitness for a particular purpose are waived. Diosynth makes no warranties that the execution of the Scope will result in any specific quantity or quality of Product. Diosynth does not guarantee the availability of future manufacturing capacity for the Product or any other product.
11.	Dispute Resolution.
11.1	Except as provided in the Confidentiality Agreement with respect to Confidential Information, in the event any dispute shall arise between Neose and Diosynth with respect to any of the terms and conditions of this Agreement or the Program, senior executives of Neose and Diosynth shall meet as promptly as practicable after notice of such dispute to resolve in good faith such dispute.

11.2	If Neose and Diosynth are unable to satisfactorily resolve the dispute, then such dispute shall be finally settled by a panel of three arbitrators in accordance with this Section 11. The arbitration will be held in or around New York City, in the State of New York, and except as noted below, shall be conducted in accordance with the rules of the American Arbitration Association by a neutral arbitrator agreeable to both Parties. The panel of arbitrators shall consist of one arbitrator selected by each Party and a third arbitrator selected mutually by each of the other two arbitrators. If the a third arbitrator is not selected within 30 days of the selection of the first two, the American Arbitration Association shall appoint an arbitrator to hear the case in accordance with its rules. The arbitrators shall have no authority to award consequential, punitive or exemplary damages or to vary from or ignore the terms of this Agreement and shall be bound by controlling law.
12.	Representations and Warranties.
12.1	Neose hereby represents and warrants to Diosynth that, to the best of its knowledge, the delivery and use of the Neose Process will not constitute

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infringement of the patents, or a violation of trademarks, trade names, service marks or copyrights, of any other party.

12.2	Neose hereby represents and warrants to Diosynth that it has legal title and/or a valid license to the cell line (****** (“******”) and viral bank (******), Neose-Supplied Raw Materials, Intermediate and the Product necessary to conduct the Program and that Diosynth’s use of the foregoing will not violate or infringe on the patents, trademarks, trade names, service marks or copyrights of any other party.

12.3	Diosynth hereby represents and warrants to Neose that, to the best of its knowledge, the acquisition and use of any Process Consumable or Raw Material (excluding Neose-Supplied Raw Materials) not received from Neose, the application of any process other than, or in addition to, the Neose Process in connection with the performance of the Program and the delivery and use of Work Output provided by Diosynth to Neose pursuant to this Agreement will not constitute infringement of the patents, or a violation of trademarks, trade names, service marks or copyrights, of any other party, except to the extent any such infringement results from the use of bulk intermediate erythropoietin.

12.4	Diosynth represents and warrants that it will notify Neose prior to implementing any process modification hereunder that to its knowledge would infringe on the patents or violate the trademarks, trade names, service marks or copyrights of any other party.

12.5	Neose represents and warrants that the Intermediate and the Product produced or manufactured as part of the Program will be used solely in clinical trials, in support of clinical trials and in all other activities required for, or contemplated by, the process of attaining regulatory approval to commercialize the Product.
13.	Allocation of Resources. If delays in the agreed commencement or performance of the Program occur because of Neose’s request or inability to supply Diosynth with agreed Neose Deliverables required to begin or perform the Program, Diosynth may, after 30 days prior notice to Neose and if Neose does not cure such delay following the receipt of such notice, reallocate resources being held for performance of the Program without incurring liability to Neose. In addition, in such event Diosynth shall be relieved of its obligation to perform the Program as set forth in the Scope until the cause of such delay has been removed or remedied or the Program has been modified so as to no longer require the Neose Deliverables or information that caused the delay. After the elimination of the delay, Diosynth will use commercially reasonable efforts to allocate resources to performance of the Program as set forth in the Scope.
14.	Term/Termination.

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14.1	This Agreement shall take effect on the date first written above and, unless terminated earlier pursuant to an Impasse Termination or this Section 14, shall automatically terminate upon the completion of the Program.

14.2	If Diosynth is in default of its material obligations under this Agreement, then Neose shall promptly notify Diosynth in writing of any such default. Diosynth shall have a period of 45 days from the date of receipt of such notice within which to cure or to commence to cure such default. If Diosynth fails to so cure or commence to cure, then this Agreement shall, at Neose’s option, immediately terminate.

14.3	In addition to the rights set forth in Section 14.2, Neose may at any time terminate this Agreement prior to completion of the Program by giving 45 days written notice to Diosynth.

14.4	If Neose is in default of its material obligations under this Agreement, Diosynth shall promptly notify Neose in writing of any such default. Neose shall have a period of 45 days from the date of receipt of such notice within which to cure such default; provided that if Neose fails to cure such breach within the specified cure period, this Agreement may, at Diosynth’s option, immediately terminate.

14.5	In the event (i) Neose elects to terminate this Agreement or any particular manufacturing Scope activity for reasons other than pursuant to Section 14.2, (ii) Diosynth terminates this Agreement pursuant to Section 14.4 or, subject to Section 3.6, (iii) of an Impasse Termination, Neose shall pay Diosynth upon receipt of Diosynth’s invoice (i) all amounts owed for work completed but not yet invoiced; plus (ii) all unpaid costs incurred or committed for Process Consumables and Raw Materials; plus (iii) a termination fee calculated as follows:
14.5.1	******;

14.5.2	******;

14.5.3	******;

14.5.4	******.
The termination of this Agreement shall not relieve either Party of its obligation to the other for obligations contained in Sections 5, 6, 7, 8 and 15 (along with those terms defined in Section 1 and used in the listed sections).
14.6	Within 10 days following the termination of this Agreement for any reason and subject to Section 6.3 and the Quality Agreement, Diosynth

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shall, at Neose’s option, return or destroy all Work Output and all other documentation generated that (i) is, (ii) as a result of the Program is, or (iii) would become in its final form, the property of Neose under this Agreement and provide Neose with a written certification that such return or destruction has occurred.
15.	Use of Names and Disclosures.
15.1	Neither Party shall use the name of the other Party or the names of the employees of the other Party in any advertising or sales promotional material or in any publication without prior written permission of such Party, provided that, Neose may (i) disclose a redacted copy of this Agreement and Diosynth’s role to any party and (ii) to the extent the following parties have entered into a non-disclosure agreement with Neose, disclose this Agreement and Diosynth’s role to investors, prospective partners who are not competitors of Diosynth, and to prospective partners who are competitors of Diosynth and with whom a letter or intent or term sheet has been produced.

15.2	Nothing in this Agreement shall prevent or restrict either Party’s ability (i) to make any announcement or public disclosure which includes the name of the other Party; or (ii) to include in any of its filings with the Securities and Exchange Commission (“SEC”) any information related to the Program or this Agreement that it is required to disclose (including the name of the other Party) pursuant to its obligations as a public company in the United States under the Exchange Act. Neose shall provide Diosynth with the opportunity to comment on the proposed redactions from the Agreement to be filed with the SEC.

15.3	Neither Party may include any Confidential Information in any disclosure or public announcement made pursuant to this Section 15 unless the other Party has consented to such disclosure in writing.
16.	Force Majeure. Either Party shall be excused from performing its respective obligations under this Agreement if its performance is delayed or prevented by any unforeseeable event beyond such Party’s reasonable control, including, but not limited to, acts of God, fire, explosion, weather, disease, war, insurrection, civil strife, riots, government action or acts of terrorism, provided that such performance shall be excused only to the extent of and during such disability. The Party subject to such event shall promptly notify the other Party of the occurrence thereof and, if known, the expected duration. Any time specified or estimated for completion of performance in the Scope falling due during or subsequent to the occurrence of any or such events shall be automatically extended for a period of time to recover from such disability. Diosynth will promptly notify Neose if, by reason of any of the events referred to in this Section 16, Diosynth is unable to

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meet any such time for performance specified or estimated in the Scope. If any part of the Program is invalid as a result of such disability, Diosynth will, upon written request from Neose repeat that part of the Program affected by the disability at Neose’s expense.
17.	Shipping. Diosynth shall package for shipment and ship Product, samples or other materials at Neose’s expense and in accordance with Neose’s full written and reasonable instructions with Neose bearing all packaging, shipping and insurance charges. Freight terms shall be Ex Works according to INCO terms 2000. Diosynth shall retain representative samples of Product for record keeping, testing and regulatory purposes.
18.	Program Management.
18.1	Joint Steering Committee. Effective on the Effective Date, Neose and Diosynth shall establish a Joint Steering Committee (the “Joint Steering Committee”) comprised of 3 representatives designated by Neose and 3 representatives designated by Diosynth, each of whom shall have experience and seniority sufficient to enable him or her to make decisions on behalf of the party he or she represents.

18.2	Alliance Managers. Each party shall appoint one person to serve as an Alliance Manager (each, an “Alliance Manager”) with responsibility for overseeing the day-to-day activities of the parties with respect to the Program and for being the primary point of contact between the parties with respect to the Program. The Diosynth customer Project Leader will serve as the Diosynth Alliance Manager. The Alliance Managers shall report to the Joint Steering Committee.

18.3	Replacement of Joint Steering Committee Representatives and Alliance Managers. Each party shall be free to replace its representative members on the Joint Steering Committee or its Alliance Manager with new appointees who have authority to act on behalf of such party, on notice to the other party.

18.4	Responsibilities of Joint Steering Committee. The Joint Steering Committee shall be responsible for overseeing and directing the parties’ interaction and performance of their respective obligations under this Agreement. Without limiting the generality of the foregoing, its duties shall include:
18.4.1	Monitoring the performance of the Program; and

18.4.2	Resolving disagreements that arise under the Agreement.

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18.5	Meetings. The Joint Steering Committee shall meet at such times as the Joint Steering Committee determines to resolve issues arising hereunder and to perform its responsibilities under this Agreement, provided that the Joint Steering Committee shall meet not less than 4 times per calendar year unless otherwise mutually agreed. Such meetings may be in person or by telephone as agreed by the Joint Steering Committee. To the extent that meetings are held in person, they shall alternate between the offices of the parties unless the parties agree otherwise. The Alliance Managers shall attend all meetings of the Joint Steering Committee. All decisions of the Joint Steering Committee shall be unanimous.

18.6	Administration. A chairperson of the Joint Steering Committee shall be designated every six months on an alternating basis between the parties. The initial chairperson will be selected by Diosynth. The chairperson shall be responsible for calling meetings, sending notices of meetings and for leading such meetings. The position of chairperson is an administrative position and the chairperson shall have no more authority than any other member of the Joint Steering Committee.

18.7	Minutes. Within 15 days after each Joint Steering Committee meeting, the Alliance Manager for the party whose representative chaired the Joint Steering Committee meeting shall prepare and distribute minutes of the meeting, which shall provide a description in reasonable detail of the discussions had at the meeting and a list of any actions, decisions or determinations approved by the Joint Steering Committee. Minutes shall be distributed and revised, as necessary, prior to the next meeting. At the next meeting, the minutes of the immediately prior meeting shall be approved or disapproved. Final minutes shall be distributed to the members of the Joint Steering Committee.

18.8	Dispute Resolution. In the event that the Joint Steering Committee cannot reach agreement with respect to any material issue, then the issue shall be resolved in accordance with the dispute resolution provisions in Section 11.

18.9	Limitations. The Joint Steering Committee is not empowered to amend the terms of this Agreement.
19.	Miscellaneous.
19.1	Notice. All notices to be given as required in this Agreement shall be in writing and shall be delivered personally, sent by e-mail, sent by telecopies, or mailed either by a reputable overnight carrier or first class mail, postage prepaid to the Parties at the addresses set forth below or such other addresses as the Parties may designate in writing. Such

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notice shall be effective on the date sent, if delivered personally, by e-mail or sent by telecopier, the date after delivery if sent by overnight carrier and on the date received if mailed first class.

If to Neose:	Neose Technologies, Inc.
102 Witmer Road
Horsham, PA 19044
Attention: General Counsel
Phone: 215-315-9000
Fax: 215-315-9100
E-Mail: dpoul@neose.com

If to Diosynth:	Chief Operating Officer
Diosynth RTP Inc.
101 J. Morris Commons Lane
Morrisville, NC 27560
Phone: 919-337-4404
Fax: 919-337-0899
E-Mail: chris.vaneekelen@diosynth-rtp.com

With a copy to:	General Counsel
Diosynth RTP Inc.
101 J. Morris Commons Lane
Morrisville, NC 27560
Phone: 919-337-4415
Fax: 919-337-0911
E-Mail: anne.showalter@diosynth-rtp.com
19.2	Independent Contractor. Diosynth shall perform the Program as an independent contractor of Neose and shall have complete and exclusive control over its facilities, equipment, employees and agents. The provisions of this Agreement shall not be construed to establish any form of partnership, agency or other joint venture of any kind between Diosynth and Neose, nor to constitute either Party as the agent, employee or legal representative of the other. All persons furnished by either Party to accomplish the intent of this Agreement shall be considered solely as the furnishing Party’s employees or agents and the furnishing Party shall be solely responsible for compliance with all laws, rules and regulations involving, but not limited to, employment of labor, hours of labor, working conditions, workers’ compensation, payment of wages, and withholding and payment of applicable taxes, including, but not limited to income taxes, unemployment taxes, and social security taxes.

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19.3	Choice of Law. This Agreement shall be construed and enforced in accordance with the laws of and in the venue of the State of New York except for its rules regarding conflict of laws.

19.4	Entire Agreement. This agreement, including the attached Appendices, together with the Confidentiality Agreement, sets forth the entire agreement between the Parties hereto with respect to the performance of the Program by Diosynth for Neose and as such, supersedes all prior and contemporaneous negotiations, agreements (including the Letter Agreement), representations, understandings, and commitments with respect thereto and shall take precedence over all terms, conditions and provisions on any purchase order form or form of order acknowledgment or other document purporting to address the same subject matter.

19.5	Amendments. This Agreement shall not be waived, released, discharged, changed or modified in any manner except by an instrument signed by the duly authorized officers of each of the Parties hereto, which instrument shall make specific reference to this Agreement and shall express the plan or intention to modify same.

19.6	Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, either Party shall be entitled, without the prior written consent of the other Party, to assign all or a part of its rights under this Agreement to a purchaser of all or substantially all of its assets or business, or an entity with which it may merge where it is not the surviving company, provided that the assignee agrees in writing to assume all obligations undertaken by its assignor in this Agreement. No assignment shall relieve the assigning party of responsibility for the performance of any of its obligations hereunder accrued prior to the date of assignment.

19.7	Nonsolicitation. For the term of this Agreement and for twelve (12) months following termination of this Agreement for any reason, neither Neose nor Diosynth nor any of their employees or agents shall, directly or indirectly, solicit, hire, or attempt to solicit or hire, any employees of the other Party who were involved in the Program, unless otherwise approved by the other Party.

19.8	Counterparts. This Agreement may be executed by facsimile and in one or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
[signature page follows]

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          In witness whereof, the parties hereto have caused this Agreement to be signed as of the Effective Date.

Neose Technologies, Inc.

By:	/s/ Kathryn J. Gregory
Name: Kathryn J. Gregory Title: Vice President, Business Development and Licensing

Diosynth RTP Inc.

By:	/s/ Chris van Eekelen
Name: Chris van Eekelen Title: Chief Operating Officer

By:	/s/ Juliens
Name: Juliens
Title: President

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Appendix 1
Scope
*****

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Appendix 1-1

Appendix 2
Form of Quality Agreement
Clinical Material Quality Agreement
     This clinical material quality agreement (“Quality Agreement”) is dated December 7, 2006 (the “Effective Date”) and is by and between Neose Technologies, Inc., a Delaware corporation (“Neose”) having its principal place of business at 102 Witmer Road, Horsham, PA, 19044 and Diosynth RTP Inc., a Delaware corporation (“Diosynth”), having its principal place of business at 101 J. Morris Commons Lane, Morrisville, NC 27560, (each a “Party”, collectively, the “Parties”).
Background
     Whereas, the Parties have entered into a certain Bioprocessing Services Agreement on December 7, 2006 (the “BSA”) pursuant to which Diosynth will perform services related to the production of the material known as bulk *GlycoPEGylated erythropoietin, NE-180 drug substance (“Product”) along with any intermediate bulk erythropoietin (“Intermediate”).
     Whereas, this Quality Agreement shall govern the roles, responsibilities, deliverables and time requirements with respect to the quality of the Intermediate and Product.
Terms
     Now, therefore, in consideration of the mutual covenants and promises contained herein and intending to be legally bound, the Parties agree as follows:
1.	Definitions
1.1.	“Analytical Raw Data” shall have the meaning set forth in Section 12.1.

1.2.	“Approved Vendor” shall mean a vendor who has met minimum approval standards and who has been approved to provide required items or services that may impact product quality.

1.3.	“Authorized Quality Representative” shall have the meaning set forth in Section 3.1.

1.4.	“Batch” shall mean a specific quantity of Intermediate or Product in a process or fraction of a process. Batches are defined as the material represented at the end of the intermediate processing steps and the material represented at the end of the processing step for Product.

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Appendix 2-1

1.5.	“BPRs” shall have the meaning set forth in Section 9.2.1.

1.6.	“BSA” shall have the meaning set forth in the Background.

1.7.	“Certificate of Analysis,” “C of A” or “COA” shall mean an authentic document that certifies that a specific batch of material has been evaluated in accordance with the Item Specification for that material.

1.8.	“Certificate of Conformance” or “COC” shall mean a Neose supplied document that certifies a specific lot of material has been evaluated by Neose and meets all product and regulatory requirements for further manufacturing or release.

1.9.	“CMC” shall have the meaning set forth in Section 5.1.

1.10.	“Critical Change” shall mean any change that (i) impacts the quality of Product; (ii) impacts the regulatory commitments or reporting requirements of the Intermediate; (iii) requires re-qualification or re-validation of Neose’s methods, process or reference standards; or (iii) results in changing or modifying Item Specifications or test methods.

1.11.	“Critical Deviation” shall mean any departure that (i) impacts the regulatory commitments and/or reporting requirements of the Intermediate; (ii) requires re-qualification of methods, process or reference standards (where already qualified); and (iii) results in changing or modifying the specifications or methods.

1.12.	“Critical Raw Materials” shall mean raw materials that are critical to a Neose specific process which typically comprise final formulation components (excipients) and raw materials that combine structurally or chemically with the therapeutic protein. Critical raw materials should be defined in the scope of work.

1.13.	“Date of Manufacturing” shall mean the date of fill into final container or packaging for Intermediate or Product.

1.14.	“Diosynth” shall have the meaning set forth in the First paragraph of this Agreement.

1.15.	“Effective Date” shall have the meaning set forth in the First paragraph of this Agreement.

1.16.	“Final Release” shall have the meaning set forth in Section 14.1.

1.17.	“Intermediate” shall have the meaning set forth in the Background.

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Appendix 2-2

1.18.	“Item Specification” shall mean a set of criteria to which a material must conform to be considered acceptable for its intended use.

1.19.	“Master Batch Record” or “MBR” shall mean a detailed description of Neose specific production process outlining the different actions an operator has to perform to complete the drug substance production process. A scaled copy of the master batch record is the batch production record.

1.20.	“Neose” shall have the meaning set forth in the First paragraph of this Agreement

1.21.	“OOS” shall have the meaning set forth in Section 10.1.

1.22.	“Party” or “Parties” shall have the meaning set forth in the First paragraph of this Agreement.

1.23.	“Product” shall have the meaning set forth in the Background.

1.24.	“Quality Agreement” shall have the meaning set forth in the First paragraph of this Agreement.

1.25.	“Release Package” shall mean the relevant documentation to be transferred to Neose to facilitate the release of a Batch. This package consists of copies of quality assurance reviewed, executed processing batch records, deviation summaries, in-process and release assay results, Certificate of Analysis or analytical results, QA disposition of product statement and where applicable batch genealogy, and facility deviations.

1.26.	“SSTM” shall have the meaning set forth in Section 7.1.

1.27.	“TSE” shall have the meaning set forth in the heading to Section 6.3.

1.28.	“Validation Master Plan” shall mean a document defining the scope of validation work including equipment/systems or processes to be validated and the overall validation approach.

1.29.	All capitalized terms not defined in the Quality Agreement shall have the same meaning as is assigned to such terms in the BSA. Any terms not defined in this Quality Agreement or in the BSA will be interpreted in accordance with, in the following order of precedence: (i) the Diosynth Quality Policy, QMS 5 (a copy of which has been provided to Neose prior to the Effective Date); (ii) ICH Q7 GMP Guidance for Active Pharmaceutical Ingredients; and (iii) 21 CFR Parts 210, 211, 600, 601, & 610. If (i) is amended after the Effective Date, Diosynth shall provide copies of such amendments or amended documents to Neose.

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Appendix 2-3

2.	General
2.1.	This Quality Agreement sets forth the roles, responsibilities, deliverables and time requirements with respect to the quality of the Intermediate and Product. If any terms or conditions of this Quality Agreement conflict with the terms or conditions of the BSA, such terms and conditions contained in the BSA shall control.

2.2.	Any amendments to this Quality Agreement must be in writing executed by both Parties and reviewed and approved by Authorized Quality Representatives from each Party.
3.	Authorized Quality Representatives
3.1.	Each Party shall designate an authorized representative of quality assurance (“Authorized Quality Representative”). Neose’s initial Authorized Quality Representative shall be Joan Gavaghan, Director, Quality Assurance. Diosynth’s initial Authorized Quality Representative shall be Mark Zemler, Senior Director, Quality Assurance.

3.2.	Each Party may change their Authorized Quality Representative at any time. In the event of such a change, the Party changing their Authorized Quality Representative shall notify the other Party in writing of such change.

3.3.	In addition to other duties set forth in this Quality Agreement, the Authorized Quality Representatives will resolve any disputes or conflicts relating to this Quality Agreement. Such resolutions shall be in writing, signed by each Authorized Quality Representative, and shall not conflict with any applicable Law, regulatory requirements of the Parties, or any quality requirements of Neose. If any issue remains unresolved for more than twenty (20) business days, the most senior officers of each Party with a responsibility for quality will be contacted to resolve this issue. To the extent such senior officers cannot resolve the issue, the issue shall be resolved pursuant to the dispute resolution provisions of the BSA.
4.	Change Control
4.1.	Change is controlled through Diosynth approved procedures. All changes to approved manufacturing processes or Neose specific analytical methods shall be communicated to Neose in writing and approved in writing by Neose, prior to implementation. Critical Change control procedures are utilized for changes to validated procedures, methods, facilities, utilities, equipment and Critical Raw Materials. Document change control procedures are utilized to track documentation changes to batch records, release specifications, or Neose specific test methods and shall be subject

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Appendix 2-4

to Neose’s prior approval. Neose initiated requests for changes shall be communicated to Diosynth’s quality management in writing using Neose’s change control documentation, and upon mutual agreement, shall be implemented by Diosynth using Diosynth’s current approved change control procedure.

4.2.	Neose will review changes prior to implementation for conformance to registration commitments, and advise Diosynth on any actions to take to assure compliance.
5.	Regulatory
5.1.	All updates to regulatory applications related to Intermediate or Product are the responsibility of Neose. Diosynth will provide Neose all necessary information which it may possess, pertinent to Intermediate or Product, to keep the global regulatory filings current and up-to-date. Prior to submitting, Neose will provide copies of all of the Chemistry Manufacturing Control (“CMC”) sections or other relevant sections submissions and regulatory applications to Diosynth related to activities to be performed by Diosynth for review and opportunity to comment to support compliance with filed regulatory requirements. Diosynth cannot assure conformance to filings if (i) Diosynth is not notified of the applicable parts of these documents or (ii) the applicable parts of such documents are determined to be incorrect or (iii) is inconsistent with mutually agreed upon activities. Neose will promptly provide copies to Diosynth of all communications about and updates to regulatory applications as they pertain to manufacturing at Diosynth.

5.2.	Complaints and Adverse Event Reporting.
5.2.1.	Diosynth shall promptly notify Neose of any information coming into its possession concerning the quality of previously released Batch(es). Any determinations on how to address the information impacting product quality and safety including communication with regulatory authorities shall be the responsibility of Neose.

5.2.2.	Neose shall promptly notify Diosynth of any complaint or adverse event affecting the quality of Product made from previously released Batch(es).
5.3.	Recalls.
5.3.1.	In the event that either Party determines that Intermediate or Product violates applicable laws, regulations, agreed upon specifications, or is deemed unacceptable for some other reason, whether or not such action is requested by any governmental

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Appendix 2-5

agency, Diosynth and Neose have the responsibility to notify each other within one (1) business day. Within two (2) business days after such notice, the Parties’ representatives from business, medical, regulatory, quality assurance, legal functions, and any others deemed necessary will consult to determine if any Product should be withdrawn or recalled. The final decision to recall or withdraw Product or to withdraw Intermediate resides with Neose. Performance of all activities associated with recalls and withdrawals are the responsibility of Neose. Diosynth shall be responsible for the quarantine of any Intermediate or Product at any Diosynth location or otherwise under Diosynth control at the time of any recall.

5.3.2.	Diosynth will investigate the Intermediate or Product issue using its deviation handling procedure to the extent the issue directly relates to Diosynth’s activities. Neose will be responsible for formal notification of the regulatory authorities as well as determining the impact of such decision on any Neose Product.
6.	Process Consumables and Raw Materials
6.1.	Procurement and Delivery of Process Consumables and Raw Materials.
6.1.1.	Diosynth is responsible for determining suitable source(s) of all Process Consumables and Raw Materials (excluding Neose-Supplied Raw Materials). Diosynth is responsible for procuring such materials and developing/approving test methods and specifications. Diosynth will use commercially reasonable efforts to obtain material that conforms to agreed-upon specifications from approved vendors. Should the primary supply source become unavailable, Neose agrees to cooperate with Diosynth in identifying an alternative supply. If a satisfactory alternative supply can not be identified, the parties agree to jointly determine in writing how to proceed.

6.1.2.	Diosynth vendor quality and raw material program requirements will apply to all material sourced by Diosynth. Diosynth will maintain a process specific complete list of materials to be utilized in Neose process and will notify Neose of any Critical Raw Material vendor change prior to implementation.
6.2.	Inspection and Testing of Critical Raw Materials.
6.2.1.	Diosynth and Neose will agree upon which Raw Materials (including Neose-Supplied Raw Materials) will be designated as critical. The testing procedures for the Critical Raw Materials will

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Appendix 2-6

be developed by Diosynth or may be provided by Neose as appropriate. Changes to compendial methods are acceptable, if in accordance with current compendia.

6.2.2.	Diosynth shall store retains of Critical Raw Material samples according to Diosynth policy for each batch or lot of Critical Raw Materials for a minimum of three (3) years. Upon the expiration of this period or any termination of this Agreement, Diosynth shall offer such Critical Raw Material retains to Neose.
6.3.	Transmissible Spongiform Encephalopathy (“TSE”) Compliance.
6.3.1.	Diosynth will source relevant Raw Materials from non-animal derived sources whenever possible. If animal derived Raw Materials are necessary, then Diosynth will comply with U.S. and European regulations (EP, latest edition, Chapter 5.2.8 Minimizing the Risk of Transmitting Animal Spongiform Encephalopathy Agents via Medicinal Products) by obtaining Country of Origin certification and verifying that the source country is not a known BSE-contaminated country (in accord with 9CFR94.18) or by ensuring the processing methods are know to inactivate TSE agents, per CHMP guidelines. If required, Neose and Diosynth may make an application for a TSE Certificate of Suitability in accordance with European Directive(s) and EMEA Notes for Guidance.
7.	Master Batch Records, Product Specification(s) and Analytical Test Methods
7.1.	Master Batch Records and Sponsor Specific Test Methods (“SSTM”) will be mutually agreed upon. Administrative revisions to batch records that improve clarity, formatting, typos or other changes that do not change the sequence of events or processing steps may be made by Diosynth without client approval of that revision. Changes to operating parameters, process steps, or other instructions that impact how the material is manufactured will be approved by both parties. It is expected that, cycle time for document reviews and approvals will be limited to two rounds of substantial re-drafts between Diosynth and Neose. Minor edits, typo corrections and other non-substantive or non-material revisions shall not be considered to be a “substantial re-draft” for the purpose of this Section 7.1. Neose is entitled to copies of the approved MBRs, and SSTMs. Any other documentation is maintained by and available for review on Diosynth premises. Notwithstanding the foregoing, any Analytical Raw Data specifically set forth in the Scope shall be made available to Neose. Diosynth shall address Neose’s comments on all MBRs and SSTMs within a reasonable timeframe.

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Appendix 2-7

7.2.	Intermediate and Product Specifications.
7.2.1.	Neose and Diosynth will jointly agree upon specifications and/or procedures for manufacturing, packaging, labeling and handling for the Intermediate and Product. The Intermediate and Product will be manufactured, packaged, labeled and handled in accordance with the written specification(s) and to written procedures provided by Neose and agreed to by Diosynth. Where Neose provides no written procedure, current Diosynth procedures and practices will be used.

7.2.2.	Neose will notify Diosynth in writing using Neose Change Control documentation, or similar, of the intent to change a specification and provide supporting documentation to Diosynth. Diosynth will initiate the change control documentation and must agree on the achievability and practicality of such specifications.

7.2.3.	Where no manufacturing history is available from early stage clinical material, it will be appropriate to use “Target” specifications documented with “Report Result”. If adequate data is available, Diosynth and Neose will mutually agree upon appropriate specifications.
7.3.	Analytical Methods/Standard Test Methods.
7.3.1.	Analytical test methods for the Intermediate or Product will be transferred from Neose to Diosynth using mutually agreed upon processes, or are developed by Diosynth. Neose will be responsible for providing documentation to facilitate effective transfer of analytical methods and will provide support and clarification when necessary. Diosynth will perform qualification and validation, when applicable, of any new test methods as required by the scope of work. Diosynth will be responsible for generating mutually agreed upon protocols to evaluate the methods. Diosynth will provide a final report to Neose for any method transfer, qualification, or validation performed.

7.3.2.	Diosynth is responsible for performing any analytical method transfers to or from other sites. Diosynth will not change any Neose specific test methods without the appropriate approved change control documentation. Compendial updates to methods are acceptable and will not require Neose pre-approval.

7.3.3.	Changes to test methods and procedures for the Intermediate or Product will be consistent with Section 4 of this Quality Agreement. Deviations to the test methods and procedures and

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Appendix 2-8

OOS test results will be handled in a manner consistent with Section 10 of this Quality Agreement.
8.	Manufacturing and Packaging of Intermediate and Product
8.1.	The manufacturing, packaging, and labeling of the Intermediate or Product will be done according to the specific cGMP documentation as mutually agreed upon by the parties.

8.2.	Neose and the Diosynth project team will provide an adequate process description which will be used as the basis for batch record development and CMC section development. Diosynth will manufacture the Intermediate or Product in accordance with this description. As the process is developed and optimized, all relevant documents will be revised by Diosynth in accordance with Section 4 of this Quality Agreement.
9.	Inspection and Testing of the Intermediate and Product
9.1.	Diosynth will carry out the inspection and testing of the Intermediate or Product as set forth by Neose in the anticipated or actual regulatory filings, and in cGMP documentation mutually agreed upon by both Diosynth and by Neose.

9.2.	Inspection (Batch Production Record Review).
9.2.1.	A Release Package will be transferred to Neose to facilitate the release of each batch. Batch Production Records (“BPRs”) must be complete and have all batch related deviation issues finalized and approved by Diosynth. Neose may concurrently review batch records, pending the closure of outstanding deviations, OOSs, or laboratory results to facilitate timely disposition of material by Diosynth to Neose.

9.2.2.	Copies of all completed BPRs, all batch related documents identified above, and the COA will be sent to Neose, targeting delivery within forty (40) business days from batch completion. Neose shall respond with comments and provide Diosynth with release documentation such as a Certificate of Conformance, or similar, within twenty (20) business days after receipt of the records.

9.2.3.	In addition to any retention requirements set forth in the BSA (including without limitation Section 6.3), Diosynth will supply Neose with complete copies of the Release Package. Diosynth will retain all original batch production records and batch related documents for a minimum of five (5) years from Date of

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Appendix 2-9

Manufacture. These documents will be readily accessible for review and inspection by Neose and/or regulatory authorities if requested. At the end of the document retention period, Diosynth will notify Neose and offer these records to Neose.
9.3.	Analytical Testing to Support cGMP Manufacture.
9.3.1.	Diosynth follows written procedures describing the identification, quarantine, handling, sampling, testing and approval or rejection of materials. Diosynth will perform testing per established methods/procedures and review against defined specifications as detailed in regulatory submissions. Changes to these methods and procedures will be consistent with the Change Control section of this Quality Agreement. Deviations to the test methods and procedures and OOS test results will be handled in a manner consistent with the Deviation section.

9.3.2.	Neose will be responsible for characterizing and providing an adequate supply of reference standards of the Intermediate and Product to Diosynth on a timely basis. Diosynth will be responsible for proper maintenance and inventory of reference standards in its possession, and for requesting additional quantities of reference standards in a timely manner with adequate notice to Neose.

9.3.3.	Analytical samples for testing to be performed by Neose, or a contract laboratory, will be shipped by Diosynth within ~~ten (10) days~~ from the date of sample collection and Diosynth shall notify Neose of its planned timing for shipment. The foregoing notwithstanding, if the timing of the shipment pursuant to this Section 9.3.3 will cause damage, sample degradation or otherwise compromise the integrity of the samples, or as specified in the Scope, the samples will be shipped as agreed to by the parties. Samples will be packaged and shipped in accordance with mutually agreed upon procedures approved by both parties.
10.	Deviations and Out-of-Specification Results
10.1.	Deviations and Out-of Specification (“OOS‘) results will be managed according to Diosynth’s procedures for deviation control and the extent of investigation and corrective action implementation is dependent on the stage of process and product development at Diosynth.

10.2.	Diosynth will notify Neose of any Critical Deviations or suspected or confirmed OOS within three (3) business days after Diosynth notification. Critical Deviations will be investigated for product quality impact and

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Appendix 2-10

fully documented by Diosynth, targeting completion within twenty (20) business days after the date of Diosynth notification. Investigations will include appropriate justification, scientific rationale and supporting data. In the event a Critical Deviation cannot be resolved within the twenty (20) business day period, Diosynth will provide Neose with written updates of the investigation’s progress and target completion dates at mutually agreed upon intervals.

10.3.	Copies of all final completed and approved deviation reports will be promptly supplied to Neose. In cases where Neose and Diosynth cannot agree to a resolution of a Critical Deviation, provisions for conflict resolution per the Quality Agreement and the Agreement shall apply.

10.4.	Non-critical deviations will be documented according to established Diosynth procedures and will also be retained according to relevant SOPs. Summaries of all completed and approved Non-Critical Deviations will be supplied to Neose with the Release Package.
11.	Audits
11.1.	Regulatory Audits
11.1.1.	Diosynth will notify Neose of any inspections, notifications, or actions by a regulatory agency or other enforcement body that impacts Neose’s Intermediate or Product. Notification should not be any later than next day of an unannounced agency inspection or prior to a pre-announced, scheduled agency inspection. Diosynth will provide support for all regulatory inspections and regulatory filings, as appropriate. Neose may be present at a regulatory inspection at Diosynth if the inspection pertains to Neose’s process. Diosynth will provide Neose with the observations from such regulatory audits, as they apply to Neose’s process, within ten (10) business days of the occurrence of the audit observation.

11.1.2.	Neose is responsible for all reporting requirements to the respective regulatory agency(ies) with regard to Neose registration documentation. Diosynth is responsible for all reporting requirements with regard to manufacturing site registration that may be required to support Neose related activities, and will notify Neose upon doing so.
11.2.	Neose Audits. Neose has the right to audit all Diosynth facilities and systems as they relate to the manufacturing, testing and stability laboratories supporting production of Intermediate or Product on an annual basis. Neose will provide timely notification for scheduling an audit. The annual audit shall not exceed two (2) auditors and three (3)

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Appendix 2-11

business days in duration. Additional audits are referenced in the BSA, section 2.7.
11.3.	For Cause Visit. Neose may visit particular functions/areas on a “For Cause” basis for product quality reasons as they apply to product manufacturing. Timing for a “for-cause” Visit must be mutually agreed upon.

11.4.	Vendor Audits. Where applicable, the auditing of the vendors of all Critical Raw Materials utilized in the manufacture and packaging of Intermediate or Product will be the responsibility of the party (Neose or Diosynth) that sources the materials. Neose will share audit summaries with Diosynth for any audits of vendors required to support Diosynth’s vendor qualification program.
12.	Analytical Data Reporting Requirements
12.1.	Analytical raw data (including chromatograms and gel scans) and reports generated by Diosynth (collectively “Analytical Raw Data”) will be stored and retained in accordance with cGMPs and internal Diosynth guidelines and will be made accessible for on site review within a reasonable timeframe. Notwithstanding the foregoing, any Analytical Raw Data specifically set forth in the Scope shall be made available to Neose .
13.	Person-in-the-Plant
13.1.	When authorized by Neose, if the Person-in-the-Plant is granted quality assurance oversight, they may make quality-related decisions and authorizations for Neose. When observing activities in the manufacturing or testing areas, the Person-in-the Plant must adhere to Section 2.7 of the BSA regarding access and behavior while in the production areas.

13.2.	Diosynth shall provide adequate and reasonable workspace and facilities for Person-in-the-Plant.
14.	Release and Shipment of the Intermediate and Product
14.1.	Diosynth has the responsibility for disposition of Intermediate or Product Batches to Neose. The release for further processing or use in formulation of DP (“Final Release”) is the responsibility of Neose.

14.2.	Neose will identify the destination to which Intermediate or Product Batches are to be shipped. Diosynth will not ship any material to any destination until that material has been released by Neose, unless prior written approval is received from Neose to perform such a shipment.

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Appendix 2-12

15.	Retained Samples of Intermediates
15.1.	Diosynth agrees to store retained samples for all Intermediate or Product Batches. The amount of retained samples must be of sufficient quantity to conduct at least full specification analyses in duplicate.

15.2.	Diosynth agrees to store the retained samples under storage conditions defined by Neose and in a secure area for a minimum of five (5) years from the Date of Manufacture. Diosynth shall offer all such samples to Neose upon the expiration of this period or any termination of this Quality Agreement.
16.	Storage of Materials, the Intermediate and Product
16.1.	Diosynth shall store all Raw Materials, Process Consumables, Intermediate and Product under storage conditions set forth in the specifications related to such materials.
17.	Facilities, Equipment, and Utilities Validation and Qualification
17.1.	Diosynth is responsible for maintaining the validated state of equipment, facilities, and utilities. Documentation relevant to the client’s processes is available for review during audits.
18.	Use of Subcontractors
18.1.	Diosynth may use Sub-contractors for any portion of the manufacturing, testing, holding, packaging or labeling of the Intermediate or Product only with the prior written approval by Neose. Sub-contractors will meet Diosynth requirements for Approved Vendors. Neose recognizes Diosynth’s vendor compliance program.
19.	Returned Goods
19.1.	Diosynth uses a cGMP compliant system for handling returned goods and/or rejected materials.
20.	Product Testing
20.1.	Where Diosynth is responsible for testing of Product, changes to test plans, sampling plans, test methods, and other associated documentation will be managed through Diosynth’s change control process. Neose initiates such change by providing written notification through Neose change control system to Diosynth at least thirty (30) days prior to the requested change.

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Appendix 2-13

20.2.	Suspected or confirmed OOSs will be notified to Neose within three (3) days of Diosynth notification and managed according to Diosynth standard operating procedures.
21.	Stability Testing
21.1.	If any stability testing is carried out by Diosynth, Diosynth shall use mutually agreed upon protocols in accordance with the international Committee on Harmonization Stability Testing Guidelines. Neose receives copies of test results at following each time point. Changes to test plans, sampling plans, test methods, and other associated documentation will be managed through Diosynth’s change control process. Neose initiates such change by providing written notification through Neose change control system to Diosynth at least thirty (30) days prior to the requested change.

21.2.	Suspected and/or confirmed OOSs will be notified to Neose within three (3) days from Diosynth notification and managed according to Diosynth standard operating procedures.

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Appendix 2-14

               In witness whereof, the parties hereto have caused this Quality Agreement to be signed as of the Effective Date.

Neose Technologies, Inc.

By
Name: Title:

Diosynth RTP Inc.

By:
Name: Title:

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Appendix 2-15

Appendix 3
Program Price and Payment Schedule
******

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Appendix 3-1

Appendix 4
Confidentiality Agreement

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Appendix 4-1

CONFIDENTIALITY AGREEMENT
Effective as of this 4th day of April, 2006, Neose Technologies, Inc. with offices at 102 Witmer Road, Horsham, PA 19044 (Customer) and Diosynth RTP Inc. with offices at 101 J. Morris Commons Lane, Morrisville, NC 27560 together with its affiliates, (Diosynth) agree that the following terms apply when one of the parties (Discloser) discloses confidential information (Information) to the other (Recipient). Customer and Diosynth agree that the objective is to provide appropriate protection for Information while maintaining the ability to conduct their respective business activities.
1.	DISCLOSURE
Information to be disclosed is intended to assist in the evaluation of the provision by Diosynth to Customer of the development, scale-up. and cGMP manufacturing of an EPO baculovirus program and related matters, which may be disclosed :
a)	in writing;

b)	by delivery of items;

c)	by access to Information, such as may be contained in a data base; or

d)	by oral and/or visual presentation.
Information disclosed in writing shall be marked with a restrictive legend of the Discloser. Information that is not marked with such legend or is disclosed orally; (i) must be identified as confidential at the time, and (ii) the Discloser must provide the Recipient with written confirmation within thirty (30) days after its disclosure.
2.	OBLIGATION OF CONFIDENTIALITY
The Recipient will maintain Information as confidential, using the same care and discretion to avoid disclosure, publication or dissemination of Information as it uses with its own similar information that it does not wish to disclose, publish or disseminate. The Recipient may use Information solely for the purpose set forth in this Agreement. The Recipient may disclose Information only to:
a)	its employees, subcontractors and employees and its affiliate companies which have a need to know; and

b)	any other party with the Discloser’s prior written consent.
Before disclosure to any of the above parties, the Recipient will have a written agreement with such party sufficient to require that party to treat Information in accordance with this Agreement. The Receiving Party shall be responsible for any breach of this Agreement by its Representatives.
The Recipient may disclose Information to the extent required by law if it provides the Discloser with prompt notice and a reasonable opportunity to secure a protective order.
3.	CONFIDENTIALITY PERIOD
Disclosed Information continues to be subject to this Agreement for five (5) years following the disclosure date.
4.	EXCEPTIONS
No obligation of confidentiality applies to Information that:
a)	the Recipient possessed prior to disclosure without obligation of confidentiality to Discloser;

b)	is required to be disclosed pursuant to applicable laws, rules, regulations, government requirement or court order (provided, however, that Recipient shall promptly advise Discloser of its notice of any such requirement or order and shall cooperate with the Discloser’s reasonable efforts to limit such disclosure)

c)	the Recipient develops independently, as documented by it’s written records;

d)	the Recipient rightfully receives from a third party who is under no obligation of confidentiality to the Disclosing Party to keep the same confidential.; or

e)	is or becomes publicly known through no fault of the Recipient.
Information that is combined with information that falls within one or more of these exceptions shall remain confidential regardless of such combination.

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Appendix 4-1

Neither this Agreement nor any disclosure of Information grants the Recipient any license under any patents, copyrights or other intellectual property rights.
5. Remedies. Both parties agree that it would be impossible or inadequate to measure and calculate the other party’s damages from any breach of the covenants set forth in this Agreement. Accordingly, the Recipient agrees that if it breaches any of such covenants, the Discloser will have available, in addition to any other right or remedy available, the right to seek an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to seek specific performance of any such provision of this Agreement. . Both parties further agree that no bond or other security shall be required in obtaining such equitable relief.
5.	DISCLAIMERS
THE DISCLOSER PROVIDES INFORMATION ON AN “AS IS” BASIS. The Discloser will not be liable for any damages arising out of use of Information. Disclosure of Information containing business plans is for planning purposes only. The Discloser may change or cancel its plans at any time. Therefore, use of Information is at the Recipient’s own risk.
6.	GENERAL
Neither party shall be required either to disclose or to receive Information.
Neither party may assign its rights or delegate its duties or obligations under this Agreement without prior written consent. Any attempt to do so is void.
The Recipient will comply with all applicable United States and foreign export laws and regulations.
Either party may terminate this Agreement by providing written notice to the other. Any provisions of this Agreement which by their nature extend beyond its termination will remain in effect beyond such termination until fulfilled and will apply to either party’s successors and assigns. Upon the Discloser’s written request, the Recipient, at its option, will return or destroy and certify the destruction of all Information, including copies.
The terms and conditions of this Agreement remain in full force and effect unless modified in writing and signed by both parties.
Except as provided in paragraph 5, disputes hereunder shall be attempted to be resolved first through mediation and then binding arbitration. This Agreement will be governed by the laws of the State of New York, without regard to its conflicts of law provisions.
The parties acknowledge that they have read this Agreement, understand it, and agree to be bound by its terms and conditions. Further they agree that this Agreement is the complete and exclusive statement of the agreement between the parties relating to this subject, superseding all proposals or other prior agreements, oral or written, and all prior communications between the parties relating to this subject.

Neose Technologies, Inc.
By:	/s/ Jeremy Middleton
Name:	Jeremy Middleton
Title:	Vice President

DIOSYNTH RTP INC.
By:	/s/ Karen O’Malley
Name:	Karen O’Malley
Title:	Director, Commercial Development

DIOSYNTH RTP INC.
By:	/s/ Richard Basile
Name:	Richard Basile
Title:	VP M&S

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Appendix 4-1

[AKZO NOBEL]
May 18, 2006
Neose Technologies, Inc.
102 Witmer Road
Horsham, PA 19044
Attn: Kathryn Gregory
By Facsimile:     215-315-9400
Dear Kathryn:
This letter confirms the agreement between Neose Technologies, Inc. and Diosynth RTP Inc. to amend the Confidentiality Agreement (Mutual) between Neose Technologies, Inc. and Diosynth RTP Inc. dated April 4. 2006 (“the Agreement”) to expand the purpose of exchange of confidential information under the Agreement to include discussions concerning a potential licensing, development and/or commercialization collaboration with Diosynth RTP Inc. or one of its affiliates.
Sincerely,
/s/ Karen O’Malley
Karen O’Malley
Director, Commercial Development
Accepted and Agreed to by Neose Technologies, Inc.

By:	/s/ Kathryn Gregory
Title:	V.P. Business Dev. & Lic.
Date:	May 23, 2006
Diosynth RTP Inc.
101 J Morris Commons Lane
Morrisville, NC 27560
Tel: (919) 337-4400
Fax: (919) 337-0900

******	— Material has been omitted and filed separately with the Commission.

Appendix 4-2